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                              Exhibit 5

                           April __, 1994


Willamette Industries, Inc.
3800 First Interstate Tower
1300 S.W. Fifth Avenue
Portland, Oregon  97201



Gentlemen:

       Reference is made to the registration statement dated
April __, 1994, on Form S-3 (the "Registration Statement"), to be filed by Willamette Industries, Inc., an Oregon corporation (the "Company"), with the Securities and Exchange Commission (the "Commission) for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), senior debt securities of the Company in the aggregate principal amount of $200,000,000 (the "Securities") to be issued under an indenture (the "Indenture") dated as of January 30, 1993, between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"). The Securities may be offered and sold from time to time as set forth in the prospectus (the "Prospectus") included in the Registration Statement and in supplements to the Prospectus.

       As counsel for the Company, we are familiar with the actions taken by the board of directors of the Company with respect to the authorization of the Securities and the Indenture. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

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Willamette Industries, Inc.     - 2 -                April ___, 1994


       Based on the foregoing, it is our opinion that:

       1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon with corporate power and authority under such laws to issue the Securities.

       2. The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Trustee, constitutes a legal, valid and binding indenture of the Company.

       3. When (i) the creation of a series of the Securities and the issuance and sale thereof have been duly authorized by appropriate corporate action, (ii) the Securities of such series have been duly executed, authenticated and delivered in the form filed as an exhibit to the Registration Statement (appropriately completed to reflect such corporate action) and in accordance with the Indenture (after it is duly qualified under the Trust Indenture Act of 1939), and (iii) the Securities of such series are sold as described in the Registration Statement and Prospectus, including an appropriate supplement thereto, and payment is received therefor, while the Registration Statement is effective and in compliance with state securities laws, the Securities of such series will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture.

       This opinion is based upon the laws of the United States and the state of Oregon at the date hereof and would not necessarily be the same at any subsequent date.

       We consent to the use of this opinion in the Registration Statement and in any amendments thereto and to the references to us under the caption "Validity of Offered Securities" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,



                                MILLER, NASH, WIENER, HAGER & CARLSEN

                                                           EXHIBIT 5
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